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                                                                EXHIBIT 10.27(b)
                             FIRST AMENDMENT
                                 TO THE
                         I.C. ISAACS PENSION PLAN

WHEREAS, I.C. Isaacs and Company, L.P. previously adopted the I.C. Isaacs Pension Plan; and

WHEREAS, I.C. Isaacs and Company, L.P. wishes to increase the maximum compensation used in determining accrued benefits from $60,000 to $75,000; and

WHEREAS, I.C. Isaacs, L.P. wishes to permit lump sum distributions of restricted benefits upon receipt of adequate security;

NOW, THEREFORE, it is resolved that effective January 1, 1997 Section 1.12 is hereby amended by substituting page 4 attached hereto and marked "First Amendment"; and

FURTHER RESOLVED that effective January 1, 1997 Sections 14.05(b), (h) and
(j) are hereby amended by substituting pages 54 and 56 attached hereto and marked "First Amendment"; and

FURTHER RESOLVED that the partners of the I.C. Isaacs & Company, L.P. be and they hereby are, authorized to execute such documents and to take such they action as they may deem necessary or appropriate of implement the foregoing resolutions and amendments.


                               CERTIFICATION

The undersigned, Secretary of I.C. Isaacs and Company, L.P. hereby certifies that the foregoing resolutions were duly adopted at a meeting of the partners
held on the       Day of            1997.
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                                           ----------------------------
                                           Secretary

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1.08  AVERAGE ANNUAL COMPENSATION: A Participant's annual Compensation averaged over the highest 5 consecutive Plan Years ending with his or her Normal Retirement Age or actual retirement if later, or if earlier, the date on which he or she last ceased to be an active Participant. For a Participant with less than the required number of consecutive years the average of the actual number of consecutive years shall be used. In the event a Participant is employed or is covered under the Plan for less than the full accounting period for determining Compensation, Average Annual Compensation shall be counted (without analyzing) if such Participant qualifies for a Year of Service or a Year of Credited Service.

1.09 BENEFICIARY: The individual who is designated as the Beneficiary under the Plan in accordance with Code Section 401(a)(9) and the regulations thereunder. Subject to Article 7 and Section 7.07, a Participant may designate, in writing, a Beneficiary to receive the benefits payable in the event of his or her death, and may designate a secondary Beneficiary to receive any benefits payable in the event the primary Beneficiary predeceases the Participant. A Participant's Surviving Spouse must consent to the designation of the Participant's primary Beneficiary other than the Surviving Spouse of more than 50% of the value of any Plan death benefit. In the event a Participant fails to designate any Beneficiary in writing, or the Beneficiary predeceases the Participant, the Participant's Surviving Spouse shall be deemed the Beneficiary. If there is no Surviving Spouse, the benefits shall be paid to the Participant's surviving issue per stirpes. If there is no surviving issue, the benefits shall be paid pursuant to the intestacy laws of the state in which the Participant is domiciled. A Participant may change his or her Beneficiary at any time. All Beneficiary designations and changes shall be made on an appropriate form and filed with the Plan Administrator. Any such designation shall become effective only upon its receipt by the Plan Administrator. The last effective designation received by the Plan Administrator shall supersede all prior designations.

1.10 BREAK IN SERVICE: For purposes of determining vesting, a Plan Year during which an Employee fails to complete more than 500 Hours of Service. In the event that a Plan Year is less than 12 months, the 500 Hours of Service requirement shall be proportionately reduced. For purposes of determining eligibility, the twelve (12) month period commencing on the date an Employee first completes an Hour of Service and each anniversary thereof during which an Employee fails to complete more than 500 Hours of Service.

1.11 CODE: The Internal Revenue Code of 1986 including any amendments thereto.

1.12 COMPENSATION: For all Employees other than truckdrivers and salesmen, the total wages or salary, overtime, commissions, bonuses, and any other taxable renumeration from the Employer for the Plan Year in no event greater than $75,000 maximum per year. For any Owner-Employee or other self-employed individual covered under the Plan, Compensation will mean Earned Income. For truckdrivers and salesmen, 75% of the total wages or salary, overtime, commission, bonuses and any other taxable remuneration for the employer for the Plan Year and in no event greater than $75,000 maximum per year. Compensation shall include only Compensation actually paid to the Participant during the Plan Year. However, Compensation may include any amount contributed by the Employer pursuant to a salary reduction agreement which is not includible in the gross income of the Employee under Code Sections 125, 402(a)(8), 402(h) or 403(b). Except for purposes of determining a Participant's Accrued Benefit prior to the first Plan Year which began on or after January 1, 1989 or if earlier the date the Plan became Top Heavy, in accordance with Code Section 401(a)(17) the annual
      Compensation of each Participant taken into account under the Plan for any Plan Year shall not exceed $200,000, as adjusted beginning with the first Plan Year which begins in 1990 at the same time and in the same manner as under Code Section 415(d), prorated for less than a 12-month period.

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           in accordance with Section 5.01 for more than three years as of the date of termination;(3) costs for Participants who have been receiving benefits or who have been eligible to receive Normal Retirement Benefits in accordance with Section 5.01 for less than three years as of the date of termination; (4) costs for Participants who were eligible to receive early retirement benefits as of the date of termination; (5) costs for all other benefits insured by the Pension Benefit Guaranty Corporation; and (6) costs for any other benefits.

     (b) Discrimination Not Permitted: If the allocation made pursuant to paragraph (a)(5) and paragraph (a)(6) above results in discrimination in favor of Participants who are officers, shareholders, or Highly Compensated Employees, then the assets allocated under paragraph (a)(5) and paragraph (a)(6) shall be reallocated to avoid such discrimination. All amounts allocated under this paragraph shall be nonforfeitable, to the extent Fund assets are sufficient. After allocation, the Sponsor shall determine whether to make lump sum payments of the Actuarial Equivalent of benefits from the Fund or whether to purchase immediate or deferred annuities from an insurance company in whatever amounts the monies so allocated will provide. If the Fund has sufficient assets to cover the cost of all Accrued Benefits and full settlement of all such benefits is made by lump sum payments of the Actuarial Equivalent of benefits or through the purchase of a group annuity contract or individual annuity contracts, then any balance remaining in the Fund shall be refunded to the Employer.

14.05 EARLY TERMINATION PROVISIONS: Upon termination of this Plan, benefits which are distributed in full will be subject to the following provisions:

     (a) Assets Are Sufficient To Satisfy Accrued Benefits: If, as of the date this Plan terminates and benefits are distributed in full, the value of Plan assets is not less than the Actuarial Equivalent of all Accrued Benefits (whether or not nonforfeitable), distribution of assets to each Participant equal to the Actuarial Equivalent of that Participant's Accrued Benefit will not be discriminatory if the formula for computing benefits as of the date of termination is not discriminatory under Code Section 401(a)(4). The benefit payable to a current or former Participant who is or was a Highly Compensated Employee (as of the date he or she last completed an Hour of Service) shall not exceed the benefit which is considered nondiscriminatory under Code Section 401(a)(4). All Actuarial Equivalents and the value of Plan assets will be computed using assumptions satisfying Section 4044 of ERISA. Upon the occurrence of the above situation, the amount by which the value of Plan assets exceeds the Actuarial Equivalent of Accrued Benefits (whether or not nonforfeitable) shall revert to the Employer, except if otherwise provided under Sections 1.01 or 5.01.

     (b)   Assets Are Insufficient To Satisfy Accrued Benefits:
           Notwithstanding paragraph (a) above, if, as of the date this Plan terminates and benefits are distributed in full, the value of Plan assets is less than the Actuarial Equivalent of all Accrued Benefits (whether or not nonforfeitable), then the provisions of paragraph (h), (i) and (j) shall be applicable or, at the discretion of the Plan Administrator, the provisions of paragraphs
           (c),(d),(e) and (f), subject to paragraphs (g) and (h) shall apply for Plan Years which begin before January 1, 1994.

     (c) Restricted Benefits For 25 Highest Paid Employees: Employer contributions on behalf of any of the 25 highest paid Employees at the time the Plan is established and whose anticipated Annual Benefit exceeds $1,500 will be restricted as provided in Section 14.05(d) upon the occurrence of the following conditions: (1) the Plan is terminated within 10 years after its establishment; (2) the benefits of such highest paid Participant become payable within

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     (h)   Distributions Upon Receipt Of Adequate Security:  Notwithstanding
           the otherwise applicable restrictions on distributions of benefits incident to early termination or early Plan termination, a Participant's otherwise restricted benefit may be distributed in full upon depositing with an acceptable depository one of the following:
           (1) property having a fair market value equal to 125% of the restricted amount. If the market value of the property held by the depository falls below 110% of the restricted amount, additional property necessary to bring the value of the property held by the depository up to 125% of such amount must be deposited and any agreement with a depository pursuant to this subparagraph shall have the right to receive any income generated by such property if the market value of the property is otherwise maintained; or (2) a bond equal to 100% of the amount which would be repayable had the Plan terminated on the date of the lump sum distribution. Such bond must be furnished by an insurance company, bonding company, or other surety approved by the United States Treasury Department as an acceptable surety on Federal bonds.

     (i)   Annual Payments May Not Exceed Those Of A Single Life Annuity:
           Benefits distributed to any of the active and former 25 most Highly Compensated Employees who have the greatest compensation in the current or any prior Plan Year are restricted such that the annual payments are no greater than an amount equal to the payment that would be made on behalf of the Participant under a single life annuity that is the Actuarial Equivalent of the sum of the Participant's Accrued Benefit and the Participant's other benefits under the Plan.

     (j) When Restrictions Do Not Apply: The above paragraphs (h) and (i) shall not apply if either (1) after payment of the benefit to such a Participant, the value of Plan assets equals or exceeds 110% of the current liability (as defined in Code Section 412) as of the last day of the Plan Year during which benefits are commenced, or
           (2) the value of the benefits for such a Participant is less than 1% of the value of current liabilities, or (3) the value of the Participant's future non-restricted limit does not exceed $3,500. For these purposes the term `benefit' includes loans in excess of the amount forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Participant, and any death benefits not provided for by insurance on the Participant's life.

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